NeuMedia, Inc.
4751 Wilshire Blvd., 3rd Floor
Los Angeles, California 90010

December 28, 2011

Trinad Management, LLC
2121 Avenue of the Stars, Suite 1650
Los Angeles, California 90067
Attention: Robert Ellin

Re:	Management Agreement, dated as of August 3, 2006 (the “Management Agreement”), between Mediavest, Inc. (“Mediavest”) and Trinad Management, LLC (“Trinad”)

Dear Robert:

Reference is made to the above-defined Management Agreement. NeuMedia, Inc. (“NeuMedia”) is the successor-in-interest to Mediavest. The Management Agreement expired in accordance with its terms on September 14, 2011. Prior to the expiration of the Management Agreement, Trinad and NeuMedia agreed to defer, and did defer, payment to Trinad of a portion of the management fee payable to Trinad under the Management Agreement. The aggregate amount of such deferred management fee is equal to $180,000. In addition, following the expiration of the Management Agreement, Trinad continued performing services comparable to those set forth in the Management Agreement, and, subject to receiving the approval by ValueAct SmallCap Master Fund, L.P., or its successor-in-interest, to such payment (the “ValueAct Consent”), NeuMedia has agreed to pay for such services at the rate set forth in the Management Agreement. The aggregate amount of such fees, as of the date hereof, is $90,000 (collectively with the $180,000 deferred management fee, the “Deferred Fee”). This letter agreement sets forth our agreement with respect to the payment of the Deferred Fee.

The Deferred Fee shall be payable to Trinad upon the receipt by NeuMedia of the ValueAct Consent; provided that if, in the determination of NeuMedia’s board of directors in its reasonable judgment, NeuMedia is unable to pay any or the entire amount of the Deferred Fee at such time, NeuMedia shall pay only such portion of the Deferred Fee as NeuMedia is then able to pay, with the timing and amounts of further payments to be determined in the same manner by the board of directors based on NeuMedia’s ability to pay. NeuMedia shall endeavor to pay all unpaid portions of the Deferred Fee as promptly as reasonably practicable. If Trinad so elects, all or part of the Deferred Fee may be paid in kind by the issuance of shares of common stock of NeuMedia on such terms as may be approved by the disinterested directors of NeuMedia’s Board of Directors (which shall, for such purposes, not include Rob Ellin, Peter Guber or Paul Schaeffer). The Deferred Fee does not accrue interest.

Please sign below to indicate your agreement to the foregoing. This letter agreement may be executed in original, facsimile or other electronic counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Very truly yours,

NEUMEDIA, INC.

By:
Name:
Title:

AGREED:

TRINAD MANAGEMENT, LLC

By:
Name:
Title:

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